Exhibit 12
                           FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                             (Dollars In millions)


Ratio of Earnings to Fixed Charges:


                                     Twelve Months Ended         Year Ended
                                           March 31,            December 31,
                                       1998       1997         1997     1996
                                     --------   --------     -------- --------

NET INCOME                            $140.5     $234.7       $135.9   $238.4

Add:
  Operating Income Taxes                71.9      132.8         69.9    135.8
  Other Income Taxes                      .6        (.4)                  (.1)
                                     --------   --------     -------- --------
Income Before Taxes                    213.0      367.1        205.8    374.1

Total Interest Charges                 127.9       98.3        117.3     98.4
                                     --------   --------     -------- --------
Total Earnings (A)                    $340.9     $465.4       $323.1   $472.5

Fixed Charges (B)                     $127.9     $ 98.3       $117.3   $ 98.4
                                     --------   --------     -------- --------
 Ratio of Earnings to
  Fixed Charges (A/B)                   2.67       4.73         2.75     4.80
                                     ========   ========     ======== ========